MG Emerging Market Debt Fund 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Republic of Argentina	State of Qatar	Republic Kazakhstan
Underwriters	Deutsche Banc Alex Brown, J.P. Morgan Securities, Salomon Smith Barney	Goldman Sachs International, Morgan Stanley Dean Witter, Chase Manhattan International, Credit Suisse First Boston, Deutsche Bank AG London, J.P.Morgan Securities	ABN AMRO, Deutsche Bank AG London, Bank Austria, Chase Manhattan International, Halyk Savings Bank, ING Barings
Years of continuous operation, including predecessors	n/a	n/a	n/a
Security	Republic of Argentina, 10.25%, 07/21/30	State of Qatar, 9.75%, 06/15/30	Republic Kazakhstan, 13.625%, 10/18/04
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	No
Name of underwriter or dealer from which purchased	J.P. Morgan Securities	Goldman Sachs International	ABN AMRO
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/11/00	6/22/00	9/27/00

Total dollar amount of offering sold to QIBs	$ 1,250,000,000	$ 140,000,000	$ 200,000,000
Total dollar amount of any concurrent public offering
Total	$ 1,250,000,000	$ 140,000,000	$ 200,000,000

Public offering price	$ 80.14	$ 0.98	$ 0.99
Price paid if other than public offering price	same	same	n/a
Underwriting spread or commission	0.88%	0.65%	0.38%

Shares purchased	7,500,000	100,000	9,500,000
$ amount of purchase	$ 6,010,500	$ 97,968	$ 9,693,550
% of offering purchased by fund	0.48%	0.07%	4.85%
% of offering purchased by associated funds	0.00%	0.77%	n/a
Total	0.48%	0.84%	4.85%